Exhibit 99.2

August 22, 2005

James Milligan

1080 Cedar Chase Street

Herndon, VA 20170

RE: Severance Agreement

Dear Jim:

QuadraMed Corporation (“QuadraMed”) is pleased to offer you this Severance Agreement on the terms and conditions described below.

Definitions. For purposes of this Severance Agreement, the following definitions will be in effect:

“Company” means QuadraMed Corporation, a Delaware corporation.

“Effective Date” means August 22, 2005.

“Employee” means James Milligan.

“Involuntary Termination” means the termination of the Employee’s employment with the Company involuntarily upon Employee’s discharge or dismissal, but does not include the termination of the Employee’s employment if such termination is a Termination for Cause.

“Termination for Cause” means the termination of Employee’s employment for (i) one or more alleged acts of fraud, embezzlement, misappropriation of proprietary information, misappropriation of the Company’s trade secrets or other confidential information, a breach of Employee’s fiduciary duties to the Company or any other misconduct adversely affecting the business reputation of the Company in a material manner; (ii) Employee’s failure to adhere to any written Company policy; or (iii) Employee’s failure to perform the material duties of Employee’s position following written notice from the Company describing the failure and a reasonable opportunity to cure such failure, if such failure is susceptible of cure.

TERMS AND CONDITIONS OF SEVERANCE AGREEMENT

If Employee is terminated by reason of an Involuntary Termination of Employee’s employment (other than a Termination for Cause), the Company will make a severance payment to Employee equal to twelve (12) months of Employee’s current rate of base salary in monthly installments over a twelve (12) month period following the date of Employee’s Involuntary Termination.

The initial term of this Agreement shall be one (1) year from the Effective Date. Commencing on the anniversary of the Effective Date, and on each succeeding anniversary, the term of this Agreement shall automatically be extended for one (1) additional year unless, not less than three [3] months preceding such anniversary date, either party to this Agreement shall have given written notice to the other party such party will not extend the term of this Agreement.

You agree that this Severance Agreement does not alter the fact that you are still an employee “at will,” terminable at any time by the Company for cause or without cause.

This letter sets forth the complete terms of your Severance Agreement with QuadraMed and supersedes any prior oral or written representations or agreements.

To accept this offer, please sign and return two (2) copies of this letter to:

Donna Klein, Vice President Human Resources

QuadraMed Corporation

12110 Sunset Hills Road, Suite 600

Reston, Virginia 20190

FAX: 703-736-2910

This offer expires if Donna Klein does not receive this executed letter by the end of business on Friday, August 26, 2005.

If you have any questions, please contact me directly.

Very truly yours,

Lawrence P. English

Chief Executive Officer

READ, ACCEPTED AND AGREED THIS      DAY OF August, 2005:

/s/
James Milligan